Exhibit 99.1

Collegium Reports First Quarter Financial Results and Provides Corporate Update

•                  Net revenue of $63.7 million, compared to $10.8 million in Q4 2017

•                  Xtampza ER prescriptions grew by 72% in the first quarter

•                  Integration of the Nucynta franchise into the commercial organization

•                  Conference call scheduled for today at 4:30 p.m. ET

CANTON, Mass., May 9, 2018 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (Nasdaq: COLL) today reported its financial results for the first quarter of 2018 and provided a corporate update.

“Our significant growth in the first quarter is a step forward in our evolution to becoming a leader in responsible pain management as we strive to bring innovative treatment options to the pain market,” said Michael Heffernan, Chief Executive Officer of Collegium.

“In the first quarter of 2018, we were encouraged by the continued adoption of Xtampza ER by clinicians and payers,” said Joe Ciaffoni, Chief Operating Officer of Collegium. “As we integrate the Nucynta franchise into our product portfolio, we are committed to providing comprehensive pain management options to people suffering with pain.”

Recent Milestones

Commercial

•                  Prescriptions for Xtampza ER grew to 65,367 in the first quarter of 2018, a 72% increase over the fourth quarter of 2017.

•                  Prescribers of Xtampza ER grew to 10,786 since launch, including 3,886 new prescribers in the first quarter of 2018.

•                  Continued to strengthen formulary access for Xtampza ER.

•                  Made significant progress in Phase I of the Nucynta integration plan focused on transitioning and stabilizing the franchise. The transaction closed on January 9, 2018 and Collegium began promotion of the Nucynta franchise in mid-February 2018. All 5 strengths of Nucynta ER were available in late-March 2018, for the first time since the supply disruption in September 2017. As integration of the Nucynta franchise into the commercial organization continues, there are signs of stabilization.

Corporate

•                  Strengthened leadership team with the addition of Shirley Kuhlmann, Executive Vice President and General Counsel and Secretary, with responsibility for our legal and compliance functions. Prior to joining Collegium, Ms. Kuhlmann was a Partner in the Health Sciences Department of Pepper Hamilton LLP, where she served as Collegium’s outside counsel.

Regulatory

•                  Recently, we received an Issue Notification from the United States Patent and Trademark Office for a new patent covering Xtampza ER. Once issued, the new patent will be added to the FDA Orange Book and provides additional patent protection for Xtampza ER until 2036.

First Quarter 2018 Financial Results

Net Product Revenues were $63.7 million for the quarter ended March 31, 2018 (the “2018 Quarter”) compared to $2.2 million for the quarter ended March 31, 2017 (the “2017 Quarter”). In the 2018 Quarter, net product revenue was $15.8 million for Xtampza and $47.9 million for the Nucynta franchise.

Net loss for the 2018 Quarter was $18.7 million, or $0.57 per share (basic and diluted), as compared to net loss of $23.1 million, or $0.79 per share (basic and diluted), for the 2017 Quarter.  Net loss includes stock-based compensation expense of $2.7 million and $1.8 million for the 2018 Quarter and 2017 Quarter, respectively. Net loss for the 2018 Quarter includes a non-cash interest charge of $5.5 million associated with accounting for Nucynta.

Research and development expenses were $2.3 million for the 2018 Quarter compared to $2.1 million for the 2017 Quarter.  The increase was primarily related to clinical trial and regulatory activity.

Selling, general and administrative expenses were $31.6 million for the 2018 Quarter compared to $22.8 million for the 2017 Quarter.  The increase was primarily related to higher personnel costs of $3.7 million and higher commercialization costs including consulting and marketing expenses of $3.0 million related to Nucynta.

Collegium had cash and cash equivalents of $128.2 million as of March 31, 2018, compared to $118.7 million as of December 31, 2017.  Cash provided by operating and investing activities for the 2018 Quarter was $10.5 million.

As of March 31, 2018, there were 33,027,579 common shares outstanding.

Financial Outlook

Based on our current operating plans, we believe that our existing cash resources, together with expected cash inflows from the commercialization of Xtampza ER and the Nucynta franchise will fund our operating expenses, debt service and capital expenditure requirements at least into 2020.

Conference Call Information

Collegium will host a conference call and live audio webcast on Wednesday, May 9, 2018 at 4:30 p.m. Eastern Time.  To access the conference call, please dial (888) 698-6931 (U.S.) or (805) 905-2993 (International) and refer to Conference ID: 799-9797.  An audio webcast will be accessible from the Investor Relations section of the Company’s website: http://www.collegiumpharma.com/.  An archived webcast will be available on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company focused on becoming the leader in responsible pain management by developing and commercializing innovative, differentiated products for patients suffering from pain.

About Xtampza ER

Xtampza® ER is Collegium’s first product utilizing the DETERx technology platform. Xtampza ER is an abuse-deterrent, extended-release, oral formulation of oxycodone approved by the FDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

About Nucynta ER

Nucynta® ER is an extended release formulation of tapentadol. Tapentadol is a centrally acting synthetic analgesic. Nucynta ER is approved by the FDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.  Nucynta ER is also approved by the FDA for neuropathic pain associated with diabetic peripheral neuropathy severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

About Nucynta

Nucynta® is an immediate release formulation of tapentadol indicated for the management of acute pain severe enough to require an opioid analgesic. Tapentadol is a centrally acting synthetic analgesic.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this presentation could also be affected by risks and uncertainties relating to a number of other factors, including the following: our ability to obtain and maintain regulatory approval of our products and product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; our plans to commercialize our product candidates and grow sales of our products; our ability to effectively commercialize in-licensed products and manage our relationships with licensors, including our ability to satisfy our royalty payment obligations in connection with such products; the size and growth potential of the markets for our products and product candidates, and our ability to service those markets; the success of competing products that are or become available; our ability to obtain and maintain reimbursement and third-party payor contracts for our products; the costs of commercialization activities, including marketing, sales and distribution; our ability to develop and maintain sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of our products and product candidates; changing market conditions for our products and product candidates; the outcome of any patent infringement or other litigation that may be brought by or against us, including litigation with Purdue Pharma, L.P. and Teva Pharmaceuticals USA, Inc.; our ability to attract collaborators with development, regulatory and commercialization expertise; the success, cost and timing of our product development activities, studies and clinical trials; our ability to obtain funding for our operations; regulatory developments in the United States and foreign countries; our expectations regarding our ability to obtain and adequately maintain sufficient intellectual property protection for our products and product candidates; our ability to operate our business without infringing the intellectual property rights of others; the performance of our third-party suppliers and manufacturers; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and product candidates; our ability to comply with stringent U.S. and foreign government regulations relating to the manufacturing and marketing of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; the loss of key scientific or management personnel;  our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act; our customer concentration, which may adversely affect our financial condition and results of operations; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks, uncertainties and factors are described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and those risks described from time to time in other reports which we file with the SEC. Any forward-looking statements that we make in this presentation speak only as of the date of this presentation. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Alex Dasalla

adasalla@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	March 31,	December 31,
	2018	2017
Cash and cash equivalents	$128,249	$118,697
Accounts receivable	66,036	9,969
Inventory	7,902	1,813
Prepaid expenses and other current assets	5,526	3,005
Property and equipment, net	1,612	1,826
Intangible assets, net	486,100	—
Restricted cash	703	97
Other long-term assets	150	161
Total assets	$696,278	$135,568

Accounts payable and accrued expenses	$26,772	$14,225
Accrued rebates, returns and discounts	92,400	15,784
Asset acquisition obligations	474,783	—
Other liabilities	11,500	1,479
Stockholders’ equity	90,823	104,080
Total liabilities and stockholders’ equity	$696,278	$135,568

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2018	2017
Product revenues, net	$63,749	$2,172

Costs and expenses:
Cost of product revenues	43,106	371
Research and development	2,268	2,130
Selling, general and administrative	31,582	22,847
Total costs and expenses	76,956	25,348
Loss from operations	(13,207)	(23,176)

Interest expense	(5,700)	—
Interest income	255	98
Net loss	$(18,652)	$(23,078)

Loss per share—basic and diluted	$(0.57)	$(0.79)

Weighted-average shares -basic and diluted	32,903,674	29,350,268